Contact:	Roger Penske	Jim Davidson	Tony Pordon

	Chairman 248-648-2400	Executive VP – Finance 201-325-3303	Vice President – Investor Relations 248-648-2540

		jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO NET INCOME INCREASES 28%

Revenues Increase 16%; Same-Store Retail Revenue Grows 4%

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Earnings Per Share Rises 15% to $0.70 Per Share
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BLOOMFIELD HILLS, MI, October 28, 2004 – United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced a 28.2% rise in third quarter net income on the strength of a 16.2% increase in revenue and continued strong same-store retail revenue growth of 3.7%. The same-store growth was highlighted by a 10.7% increase in service and parts revenue, driven by increases in units in operation and capacity increases at many locations, and a 3.0% increase in new vehicle retail revenue due primarily to increases at the Company’s premium and luxury franchises.

Revenue for the quarter increased to $2.7 billion and net income increased to $32.4 million, or $0.70 per share, from $25.3 million, or $0.61 per share, in the prior year. Third quarter 2004 results include a $3.1 million after tax gain ($0.07 per share) resulting from the sale of an investment, a $1.4 million benefit ($0.03 per share) from a reduction of the Company’s estimated annual effective tax rate, and a $5.3 million after tax gain ($0.11 per share) resulting from a refund of UK consumption taxes. These gains were offset in part by $4.9 million of after tax non-cash charges ($0.11 per share) due primarily to the planned relocation of certain UK franchises as part of the Company’s ongoing facility enhancement program. Earnings per share reflects an 11.8% increase in weighted average shares outstanding.

For the nine months ended September 30, 2004, revenues increased 17.4% to $7.5 billion. Net income for the nine months increased 36.1% to $85.6 million, or $1.89 per share, from $62.9 million, or $1.52 per share, in the prior year. Nine-month 2004 results include a $7.2 million after tax gain ($0.16 per share) resulting from the sale of an investment. Prior year results include the effect of $5.0 million of after tax non-recurring charges ($0.12 per share).

Commenting on third quarter results, Chairman Roger Penske said, “Our performance during a challenging third quarter showcases the strength of our business model and further validates our capital investment and international diversification strategies. Considering the impact on our operations from severe weather in Florida, Georgia and the Carolinas, a difficult selling environment for new and pre-owned vehicles, which I expect will continue in the fourth quarter, and the 75 basis point increase in interest rates since last year, our business performed exceptionally well.”

After considering the challenging selling environment and increased interest rates, the Company currently estimates earnings in the range of $2.32 — $2.38 per share for 2004, which includes the $0.16 per share gain from the sale of an investment during the nine months ended September. Earnings per share in the fourth quarter are expected to be in the range of $0.43 - $0.49 per share. These estimates are based on an estimated average of 45.6 and 46.6 million shares outstanding for the year and the quarter, respectively, which represent increases of approximately 4.5 and 3.5 million shares, respectively, over the prior year periods.

UnitedAuto will host a conference call discussing financial results relating to third quarter 2004 on Thursday, October 28, 2004 at 2 p.m. ET. To listen to the conference call, participants must dial (800) 762-4887 [International, please dial (480) 629-9026]. The call will also be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

About UnitedAuto

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 145 franchises in the United States and 102 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of aftermarket automotive products and services. Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales and earnings growth potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission, and which are incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Third Quarter
	2004	2003
New Vehicles	$1,567,701	$1,388,131
Used Vehicles	566,394	488,035
Finance and Insurance	59,596	57,329
Service and Parts (a)	265,883	217,489
Fleet	39,102	25,102
Wholesale	189,313	137,910

Total Revenues	2,687,989	2,313,996
Cost of Sales	2,308,273	1,981,820

Gross Profit	379,716	332,176
SG&A Expenses	296,595	258,878
Depreciation and Amortization	14,686	8,106

Operating Income	68,435	65,192
Floor Plan Interest Expense	(12,261)	(11,053)
Other Interest Expense	(10,470)	(11,114)
Other Income	4,858	—

Income from Continuing Operations Before Minority Interests and Income Tax Provision	50,562	43,025
Minority Interests	(676)	(655)
Income Tax Provision	(17,393)	(16,995)

Income from Continuing Operations	32,493	25,375
Loss from Discontinued Operations, Net of Tax	(128)	(120)

Net Income	$32,365	$25,255

Income from Continuing Operations Per Diluted Share	$0.70	$0.61

Diluted EPS	$0.70	$0.61

Diluted Weighted Average Shares Outstanding	46,567	41,637

(a): The Company’s parts and service departments provide preparation and reconditioning services for our dealerships’ new and used vehicle departments, for which the new and used vehicle departments are charged as if they were third parties. The Company has determined that revenue and cost of sales has not been reduced by the intracompany charge for such work performed at certain of the Company’s dealerships. Commencing with the third quarter of 2004, the Company is reducing revenue and cost of sales for intracompany charges at the identified dealerships and has revised amounts previously reported to eliminate these intracompany charges. Service and parts revenue and cost of sales have been reduced by $18 million and $22 million for the three months ended September 30, 2004 and 2003, respectively. The eliminations do not have a material impact on service and parts revenue, gross profit, operating income, income from continuing operations, net income, earnings per share, cash flows, or financial position for any period.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Nine Months
	2004	2003
New Vehicles	$4,284,668	$3,745,448
Used Vehicles	1,623,136	1,386,581
Finance and Insurance	165,961	156,557
Service and Parts (a)	750,737	606,509
Fleet	106,007	87,523
Wholesale	534,266	376,661

Total Revenues	7,464,775	6,359,279
Cost of Sales	6,388,234	5,439,118

Gross Profit	1,076,541	920,161
SG&A Expenses	848,432	722,140
Depreciation and Amortization	32,609	22,644

Operating Income	195,500	175,377
Floor Plan Interest Expense	(36,766)	(31,201)
Other Interest Expense	(31,287)	(32,206)
Other Income	11,469	—

Income from Continuing Operations Before Minority Interests and Income Tax Provision	138,916	111,970
Minority Interests	(1,504)	(1,706)
Income Tax Provision	(51,674)	(44,231)

Income from Continuing Operations	85,738	66,033
Loss from Discontinued Operations, Net of Tax	(166)	(123)

Income Before Cumulative Effect of Accounting Change	85,572	65,910
Cumulative Effect of Accounting Change	—	(3,058)

Net Income	$85,572	$62,852

Income from Continuing Operations Per Diluted Share	$1.90	$1.60

Diluted EPS before Cumulative Effect of Accounting Change	$1.89	$1.60

Cumulative Effect of Accounting Change on Diluted EPS	—	($0.07)

Diluted EPS	$1.89	$1.52

Diluted Weighted Average Shares Outstanding	45,198	41,258

(a): The Company’s parts and service departments provide preparation and reconditioning services for our dealerships’ new and used vehicle departments, for which the new and used vehicle departments are charged as if they were third parties. The Company has determined that revenue and cost of sales has not been reduced by the intracompany charge for such work performed at certain of the Company’s dealerships. Commencing with the third quarter of 2004, the Company is reducing revenue and cost of sales for intracompany charges at the identified dealerships and has revised amounts previously reported to eliminate these intracompany charges. Service and parts revenue and cost of sales have been reduced by $57 million and $63 million for the nine months ended September 30, 2004 and 2003, respectively. The eliminations do not have a material impact on service and parts revenue, gross profit, operating income, income from continuing operations, net income, earnings per share, cash flows, or financial position for any period.
        .

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	9/30/04	12/31/03
Assets
Cash and Cash Equivalents	$17,681	$13,439
Accounts Receivable, Net	388,689	342,446
Inventories	1,196,659	1,166,756
Other Current Assets	52,486	43,090

Total Current Assets	1,655,515	1,565,731
Property and Equipment, Net	453,865	368,504
Intangibles	1,233,984	1,085,034
Other Assets	78,250	117,912

Total Assets	$3,421,614	$3,137,181

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,090,476	$1,122,065
Accounts Payable and Accrued Expenses	439,729	347,098
Current Portion Long-Term Debt	952	8,574

Total Current Liabilities	1,531,157	1,477,737
Long-Term Debt	682,052	643,145
Other Long-Term Liabilities	177,124	187,887

Total Liabilities	2,390,333	2,308,769
Stockholders’ Equity	1,031,281	828,412

Total Liabilities and Stockholders’ Equity	$3,421,614	$3,137,181

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UNITED AUTO GROUP, INC.
Selected Data

	Third Quarter		Nine Months
	2004	2003	2004	2003
Units
New Retail Units	50,099	47,486	137,360	128,791
Used Retail Units	23,788	23,055	69,077	66,563

Total Retail Units	73,887	70,541	206,437	195,354

Same-Store Retail Revenue
New Vehicles	$1,406,929	$1,366,191	$3,810,260	$3,594,199
Used Vehicles	497,820	481,403	1,349,550	1,311,928
Finance and Insurance	54,776	56,428	151,139	151,334
Service and Parts	237,323	214,300	653,697	581,035

Total Same-Store Retail Revenue	$2,196,848	$2,118,322	$5,964,646	$5,638,496

Same-Store Retail Revenue Growth
New Vehicles	3.0%	9.9%	6.0%	7.4%
Used Vehicles	3.4%	13.1%	2.9%	10.8%
Finance and Insurance	(2.9%)	17.2%	(0.1%)	16.2%
Service and Parts	10.7%	11.7%	12.5%	9.3%
Revenue Mix
New Vehicles	58.3%	60.0%	57.4%	58.9%
Used Vehicles	21.1%	21.1%	21.7%	21.8%
Finance and Insurance	2.2%	2.5%	2.2%	2.5%
Service and Parts	9.9%	9.4%	10.1%	9.5%
Fleet	1.5%	1.1%	1.4%	1.4%
Wholesale	7.0%	6.0%	7.2%	5.9%
Retail Gross Margin — by Product
New Vehicles	8.4%	8.2%	8.5%	8.3%
Used Vehicles	8.7%	9.3%	8.9%	9.3%
Finance and Insurance	100.0%	100.0%	100.0%	100.0%
Service and Parts	52.8%	52.9%	53.5%	53.0%

Gross Profit per Transaction
New Vehicles	$2,630	$2,383	$2,645	$2,422
Used Vehicles	2,061	1,962	2,091	1,932
Finance and Insurance	807	813	804	801

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	Third Quarter		Nine Months
	2004	2003	2004	2003

Brand Mix:
Toyota/Lexus	21%	23%	22%	22%
BMW	14%	14%	15%	14%
Mercedes	10%	10%	10%	10%
Honda/Acura	12%	11%	11%	12%
General Motors	10%	10%	9%	11%
Ford Premier Group	7%	8%	8%	8%
Chrysler	5%	6%	5%	6%
Nissan/Infiniti	4%	5%	4%	5%
Ford	4%	4%	4%	5%
Other	13%	9%	12%	7%
Debt to Total Capital Ratio	40%	50%	40%	50%
Adjusted EBITDA (a)	$75,716	$62,245	$202,810	$166,820
Rent Expense	$27,150	$21,246	$74,432	$60,893

(a)	Adjusted EBITDA is defined as income from continuing operations before minority interests, income tax provision, other interest expense, depreciation and amortization. While Adjusted EBITDA should not be construed as a substitute for income from continuing operations or as a better measure of liquidity than cash flows from operating activities, each of which is determined in accordance with U.S. GAAP, it is included in this press release to provide additional information regarding the amount of cash our business is generating. This measure may not be comparable to similarly titled measures reported by other companies. Following is a reconciliation of income from continuing operations before minority interests and income tax provision and Adjusted EBITDA:

	Third Quarter		Nine Months
	2004	2003	2004	2003
Income from continuing operations before minority interests and income tax provision	$50.6	$43.0	$138.9	$112.0
Other interest expense	10.5	11.1	31.3	32.2
Depreciation and amortization	14.7	8.1	32.6	22.6

Adjusted EBITDA	$75.7	$62.2	$202.8	$166.8